Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2013 Results

HIGHLIGHTS

•	First quarter net sales increased 3.1% due to acquisitions and pricing
•	North American Retail Grocery volume/mix (excluding soup) improved 2.8% in the first quarter
•	Direct operating income improved in all three segments
•	First quarter adjusted EPS improved 17.5% to $0.74
•	TreeHouse reaffirms 2013 adjusted earnings per share guidance of $3.00 to $3.10

Oak Brook, IL, May 9, 2013 -- TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter earnings of $0.62 per fully diluted share compared to $0.60 per fully diluted share reported for the first quarter of last year.  The Company reported adjusted earnings per share grew 17.5% in the first quarter to $0.74 compared to $0.63 in the prior year, excluding the unusual items described below.

The Company’s 2013 first quarter results included two unusual items that affected the year-over-year quarterly comparison.  The first item is a $0.14 per share expense related to the previously announced restructuring of the Company’s soup operations and the Seaforth, Ontario, Canada salad dressing plant closure.  The second item is a $0.02 per share gain on the mark-to-market adjustment of the Company’s commodity agreements.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2013	2012
	(unaudited)

Diluted EPS as reported	$0.62	$0.60
Restructuring/facility consolidation costs	0.14	0.01
Acquisition and integration costs	-	0.01
Mark-to-market adjustments	(0.02)	(0.01)
Foreign currency loss on translation of cash and notes	-	0.02

Adjusted EPS	$0.74	$0.63

“We are pleased to start 2013 with the best first quarter earnings in our history, having delivered top line growth and gross margin improvement, excluding restructuring charges,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “Our North American Retail Grocery volume/mix increased nicely, up 2.8%, excluding the impact related to the previously-announced soup restructuring.  In addition, all three of our reporting segments delivered direct operating income growth compared to last year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $76.8 million in the first quarter, a 9.5% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to improved margins across all three business segments and lower distribution costs resulting from both network efficiencies and lower freight rates.

Net sales for the first quarter totaled $540.1 million compared to $523.8 million last year, an increase of 3.1% primarily due to acquisitions (Naturally Fresh and the Aseptic cheese and pudding business from Associated Milk Producers Inc.), as well as some minor pricing.  Sales for the North American Retail Grocery segment increased 1.9%, while sales for the Food Away From Home segment grew 8.6%, and sales for the Industrial and Export segment improved 4.0% compared to last year.

Total gross margins as reported decreased from 21.9% last year to 21.1% in the first quarter this year, but the reported cost of sales includes charges related to the soup and salad dressing restructuring.  Excluding restructuring and facility consolidation costs of approximately $5.9 million, results in a normalized gross margin of 22.2%.  This represents a 30 basis point improvement in total gross margins, while legacy margins grew 60 basis points before considering the acquisition of Naturally Fresh.

Selling, distribution, general and administrative expenses were $59.9 million for the quarter, a decrease of 1.7% from $60.9 million in the first quarter of 2012.  The decline was due primarily to lower distribution and delivery costs, partially offset by additional costs associated with the acquisition of Naturally Fresh in the second quarter of 2012.  In terms of efficiency, SG&A expenses decreased to 11.1% of sales compared to 11.6% last year, driven by improvements in distribution costs.

Income tax expense increased in the quarter to $10.4 million due to higher pretax income and a higher effective tax rate.  The Company’s first quarter effective income tax rate increased to 31.1% from the 2012 first quarter rate of 30.4% due to an increase in state tax expense.

Net income for the quarter totaled $23.0 million compared to $22.1 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; condensed and ready to serve soups, broths and gravies; refrigerated and shelf-stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks and single serve hot beverages; hot cereals; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; pickles and related products; Mexican sauces; refrigerated dressings; aseptic products; and hot cereals; powdered drinks and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; pickles and related products; Mexican sauces; infant feeding products; refrigerated dressings and single serve hot beverages.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, as well as direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter increased by 1.9% to $386.1 million from $379.0 million during the same quarter last year, primarily due to a 2.5% increase from acquisitions, partially offset by lower volume/mix.  The Company posted volume gains in single serve hot beverages, hot cereals, Mexican and pasta sauces and pickles that were offset by declines in soup and gravy, sugar-free beverages, and dressings.  Excluding the soup declines, which were due primarily to the previously disclosed partial loss of a retail customer, retail volume/mix improved 2.8%.  Single serve hot beverages continue to perform well and in line with the Company’s expectations.  Direct operating income margin in the quarter increased from 16.3% in 2012 to 17.0% in 2013 due to lower freight rates and a favorable sales mix, partially offset by higher direct selling and marketing costs from the Naturally Fresh acquisition.

Food Away From Home segment net sales for the first quarter increased 8.6% to $81.8 million from $75.3 million during the same quarter last year, primarily due to a 17.7% increase from acquisitions and a 2.5% increase in pricing, partially offset by a volume/mix decline of 11.5%, primarily in the aseptic and pickle categories.  Direct operating income margin in the quarter increased from 13.0% in 2012 to 13.4% in 2013 due to lower delivery costs.

Industrial and Export segment net sales for the first quarter increased 4.0%, primarily driven by a 2.4% increase due to acquisitions and a 1.3% volume/mix improvement.  Direct operating income margin in the quarter increased from 15.8% last year to 17.3% in the current quarter due to favorable plant operations.

OUTLOOK FOR 2013

With regard to the full year outlook, Mr. Reed said, “We believe recent patterns in consumer food purchasing confirm our original thoughts that 2013 will be a year of modest industry volume growth, compared to the negative results of the last two years.  However, it is early in the year, and we continue to be prepared for the challenges of delivering food volume growth in an ongoing choppy economic climate.  While we are likely to see similar ebbs and flows in consumer buying habits, we finished the first quarter in line with our full year plan, and therefore we are maintaining our original guidance of 2013 adjusted earnings per share of $3.00 to $3.10.”

“In regard to the M&A market, we are as committed as ever to our private label strategy and are confident that we will add quality additions to the TreeHouse portfolio of products in 2013.  While the ultimate timing of any acquisition activity is very difficult to predict, the conditions that make for a strong M&A market – sellers and available financing – remain as strong as we have seen in quite some time."

ORGANIZATIONAL CHANGES

In a separate press release issued today, the Company also announced that Christopher D. Sliva has been promoted to Executive Vice President of TreeHouse Foods and President of Bay Valley Foods, succeeding Harry J. Walsh.  Mr. Walsh will assume a newly created role of Executive Vice President, Acquisitions Integration, and will lead the Company’s efforts to integrate newly acquired companies as TreeHouse broadens into new categories and markets.  Both will report directly to Mr. Reed.

“Both Chris and Harry are key leaders of our TreeHouse organization.  As we enter the next phase of our growth and development, they will be integral to both our organic and acquisition-driven growth strategy,” said Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three month period ended March 31, 2013 and 2012 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2012 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2013	2012
	(unaudited)

Net sales	$540,110	$523,811
Cost of sales	425,938	408,879
Gross profit	114,172	114,932
Operating expenses:
Selling and distribution	32,402	34,294
General and administrative	27,473	26,604
Other operating expense, net	1,418	460
Amortization expense	8,499	8,263
Total operating expenses	69,792	69,621
Operating income	44,380	45,311
Other expense (income):
Interest expense	12,778	13,212
Interest income	(678)	-
(Gain) loss on foreign currency exchange	(361)	856
Other income, net	(713)	(461)
Total other expense	11,026	13,607
Income before income taxes	33,354	31,704
Income taxes	10,380	9,630
Net income	$22,974	$22,074

Weighted average common shares:
Basic	36,301	36,019
Diluted	37,234	37,094

Net earnings per common share:
Basic	$0.63	$0.61
Diluted	$0.62	$0.60

Supplemental Information:
Depreciation and Amortization	$26,884	$20,721
Stock-based compensation expense, before tax	$3,418	$2,685

Segment Information:
North American Retail Grocery
Net Sales	$386,081	$379,041
Direct Operating Income	$65,588	$61,605
Direct Operating Income Percent	17.0%	16.3%

Food Away From Home
Net Sales	$81,813	$75,349
Direct Operating Income	$10,982	$9,797
Direct Operating Income Percent	13.4%	13.0%

Industrial and Export
Net Sales	$72,216	$69,421
Direct Operating Income	$12,460	$10,998
Direct Operating Income Percent	17.3%	15.8%

The following table reconciles the Company’s net income to adjusted EBITDA for the three months ended March 31, 2013 and 2012:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	March 31
	2013	2012
	(unaudited)

Net income as reported	$22,974	$22,074
Interest expense	12,778	13,212
Interest income	(678)	-
Income taxes	10,380	9,630
Depreciation and amortization(1)	21,377	20,721
Stock-based compensation expense	3,418	2,685
Foreign currency loss on translation of cash and notes(2)	-	1,104
Mark-to-market adjustments(3)	(773)	(517)
Acquisition and integration costs(4)	-	832
Restructuring/facility consolidation costs(5)	7,348	427

Adjusted EBITDA	$76,824	$70,168

(1)	Depreciation and amortization excludes $5.5 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line for the three months ended March 31, 2013.

(2)
Foreign currency loss on translation of cash and notes included in (Gain) loss on foreign currency exchange totaled $0 and $1.1 million for the three months ended March 31, 2013 and 2012, respectively.

(3)	Mark-to-market adjustments included in Other income, net totaled ($0.8) million and ($0.5) million for the three months ended March 31, 2013 and 2012, respectively.

(4)	Acquisition and integration costs included in General and administrative expense totaled $0 and $0.8 million for the three months ended March 31, 2013 and 2012, respectively.

(5)
Restructuring/facility consolidation costs included in Cost of sales totaled $5.9 million and $0 for the three months ended March 31, 2013 and 2012, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $1.4 million and $0.4 million for the three months ended March 31, 2013 and 2012, respectively.

The following table presents the Company’s change in net sales by segment for the three months ended March 31, 2013 vs. 2012:

Three months ended March 31, 2013:

	North American		Food Away		Industrial
	Retail Grocery		From Home		and Export
	(unaudited)		(unaudited)		(unaudited)

Volume/mix	(0.7	) %	(11.5	) %	1.3%
Pricing	0.2		2.5		0.3
Acquisition	2.5		17.7		2.4
Foreign currency	(0.1)		(0.1)		-
Total change in net sales	1.9%		8.6%		4.0%